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                                  February 24, 1998


Mr. Stephen V. Ardia
c/o Environment One Corporation
2773 Balltown Road
Niskayuna, NY 12309-1090

     RE:  EMPLOYMENT AGREEMENT

Dear Steve:

     This Employment Agreement (this "Agreement") sets forth our agreement concerning the terms of your employment by Environment One Corporation ("E/One" or the "Company") following its acquisition by Precision Castparts Corp. ("PCC") pursuant to an Agreement and Plan of Merger dated February 24, 1998 (the "Merger Agreement"), to become effective on the Tender Offer Acceptance Date as defined in the Merger Agreement (the "Effective Date").

1.   EMPLOYMENT OFFER.

     1.1  EMPLOYMENT.

          (a) You will hold the position of CEO/President of E/One beginning on the Effective Date and perform those duties as are generally associated with such a position. You will report to the President of PCC Flow Technologies, Inc., and to the Board of Directors of E/One. You also agree to perform such acts and duties as the President of PCC Flow Technologies, Inc. or the Board of Directors of E/One may reasonably direct, to comply with all reasonable applicable policies and procedures of E/One and, as reasonably applicable, its parent and affiliates, and to devote such time, energy and skill to your assignment as the President of PCC Flow Technologies, Inc. considers reasonably necessary for the performance of your duties, provided that you will not be required to relocate from the Albany, New York area.

          (b) Your employment with E/One will continue under this Agreement through the date that is one (1) year from the Effective Date, unless earlier terminated by you or E/One as expressly provided in paragraph 2.1, below. Your employment may continue beyond the one (1) year term of this Agreement, on an at-will basis, by mutual


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Mr. Stephen V. Ardia
February 24, 1998
Page 2


agreement of you and E/One. Your last day of employment with E/One is referred to herein as your Separation Date.

     1.2  SALARY.

          During the term of this Agreement, you will be paid a base salary at annual rate of $150,000, payable in installments on regular Company paydays, subject to any salary increases approved by the Board of Directors of E/One and the President of PCC Flow Technologies, Inc. consistent with the Company's practice of considering salary increases in April of each year.

     1.3  BENEFITS.

          In addition to your base compensation, you will be entitled to participate through December 31, 1998 in the E/One bonus plan as in effect immediately prior to the Effective Date. For the three-month period January 1, 1999 through March 28, 1999 you will be entitled to participate in a bonus program similar to the E/One bonus program in effect for calendar year 1998, except that bonus targets will be determined by the Company's Board of Directors in its sole discretion and will be keyed to 1999 objectives established by the Company's Board of Directors. You will also continue to receive the same or comparable non-bonus employee benefits as provided by E/One to you during your employment immediately prior to the Effective Date, provided that (i) the E/One stock option plans will be eliminated, and (ii) the E/One Deferred Compensation Plan will be amended to eliminate the E/One stock investment provisions and to provide for alternate investment options. Amounts received under the bonus plan in respect of calendar year 1998 will be eligible for deferral under the E/One Deferred Compensation Plan, but no other future deferrals will be permitted under that plan. You will also be eligible to participate in PCC's stock option and stock purchase programs in accordance with the terms of those programs.

2.   TERMINATION OF AGREEMENT.

     2.1 TERMINATION. The term of this Agreement shall be as stated in subparagraph 1.1(b) (the "natural expiration date"), unless terminated earlier as follows:

          (a) This Agreement may be terminated by you for any reason upon 30 days' written notice to E/One after the date that is three months after the Effective Date.


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Mr. Stephen V. Ardia
February 24, 1998
Page 3


          (b) This Agreement shall automatically terminate in the event of your death or disability prior to the natural expiration date. For purposes of this Agreement, "disability" shall mean inability to perform all or substantially all of your responsibilities for a period of more than six (6) months.

     2.2 Upon termination under Paragraph 2.1, you shall be entitled to receive your base salary through the date of termination, payment for unused vacation accrued through the date of termination, and no other compensation.

3.   CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

     3.1 PRESERVATION AND NON-USE OF CONFIDENTIAL INFORMATION. You acknowledge that you have a fiduciary duty as an officer and employee of the Company not to discuss Confidential Information obtained during your employment with the Company. For purposes of this Agreement, "Confidential Information" means any and all confidential or proprietary information concerning the Company or its affiliates, joint venturers or other related entities (the "E/One Group"), the disclosure of which could disadvantage the E/One Group. Confidential Information includes trade secrets as defined under the Uniform Trade Secrets Act.

     You agree not to use Confidential Information, during the term of this Agreement or after its termination, for any personal or business purpose, either for your own benefit or that of any other person, corporation, government or other entity.

     You also agree that you will not disclose or disseminate any Confidential Information, directly or indirectly, at any time during the term of this Agreement or after its termination, to any person, agency, or court unless compelled to do so pursuant to legal process (E.G., a summons or subpoena) or otherwise required by law and then only after providing the Company with prior notice and a copy of the legal process.

     3.2 NON-SOLICITATION AND NON-COMPETITION. You agree that you will not, without the express written consent of the Board, for a period of one (1) year following your Separation Date directly or indirectly (by yourself or in conjunction with any other person, company or organization), solicit or divert any employee, customer or vendor of the Company or any of its affiliates, joint venturers or other related entities. You further agree that you will not, without the express written consent of the Board of Directors, for a period of one (1) year following your Separation Date, directly or indirectly, accept


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Mr. Stephen V. Ardia
February 24, 1998
Page 4


employment with any person or entity involved in, or enter into any business relationship that involves, the business of manufacturing or selling low pressure sewage systems or grinder pumps (including, but not limited to, as a consultant, vendor, partner, officer or director). The foregoing shall not preclude your employment by a distributor of the Company's products in the case of your voluntary termination of employment with the Company. You specifically acknowledge and agree that the terms of this provision are reasonable in every respect and, in particular, because of the competitive and specialized nature of the Company's business, that it is reasonable not to include any geographic limitation in this provision.

4.   RETURN OF PROPERTY.

     On or before your Separation Date, except as agreed to by the Company, you will return all property belonging to E/One, including, but not limited to, all documents, business machines, computers, computer hardware and software programs, computer data, telephones (cellular, mobile or otherwise), pagers, keys, card keys, credit cards and other Company-owned property.

5.   ASSISTANCE IN DEFENSE OF LITIGATION OR CLAIMS.

     In the event E/One requests assistance during the period of one (1) year following your Separation Date, you agree to provide reasonable assistance in defense of ongoing or future litigation or claims about which you have knowledge without additional compensation. Thereafter, you agree to provide reasonable assistance and will be paid for your assistance at an hourly rate equal to your hourly equivalent rate of pay as of your Separation Date (for up to seven (7) hours in one day) or per diem rate equal to eight (8) times your hourly equivalent rate of pay as of your Separation Date (for more than seven (7) hours in one day). You will be reimbursed for any reasonable expenses incidental to this assistance approved in advance by the Company. The Company will reasonably accommodate your scheduling needs.

6.   RIGHT TO CONSULT WITH ATTORNEY.

     You have the right to consult with an attorney or financial advisor at your own expense regarding this Agreement.


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Mr. Stephen V. Ardia
February 24, 1998
Page 5


7.   DISPUTE RESOLUTION.

     You agree that any dispute (1) concerning the interpretation or construction of this Agreement, (2) arising from your employment with or termination of employment from E/One, (3) relating to any compensation or benefits you may claim, or (4) relating in any way to any claim by you for reinstatement or reemployment by E/One after execution of this Agreement shall be submitted to final and binding confidential arbitration. Except as specifically provided herein, the arbitration shall be governed by the rules of the American Arbitration Association or such other rules as agreed to by the parties with such arbitration to occur in Albany, New York. Each party shall be responsible for its or his own costs and attorneys' fees relating to mediation and arbitration. Both parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution.

8.   ENTIRE AGREEMENT.

     This Agreement contains the entire agreement between you and E/One concerning the subject matters discussed herein. Any modification of this Agreement shall be effective only if in writing and signed by each party or its duly authorized representative. This Agreement supersedes all prior employment agreements between you and E/One or any corporation affiliated with or related to E/One. The terms of this Agreement are contractual and not mere recitals.
If for any reason any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect the remainder of this Agreement.

     This Agreement shall be construed in accordance with the laws of the state of New York (without regard to the conflicts of laws provisions thereof).


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Mr. Stephen V. Ardia
February 24, 1998
Page 6


     In order to reflect your voluntary acceptance and agreement with these terms, please sign and return the enclosed copy of this letter.

                                        Sincerely,

                                        Environment One Corporation



                                        By:
                                           ---------------------------
                                            Name:
                                                 ---------------------
                                            Title:
                                                  --------------------


ACKNOWLEDGMENT AND AGREEMENT:

I have read this Employment Agreement and voluntarily enter into this Employment Agreement after careful consideration and the opportunity to review it with financial or legal counsel of my choice.



                                               Date
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Stephen V. Ardia